[Letterhead of Rogers & Wells]

					February 21, 1997

Merrill Lynch Asset Income Fund, Inc.
800 Scudders Mill Road
Plainsboro, NJ  08536

Gentlemen:

		We have acted as counsel to Merrill
Lynch Asset Income Fund, Inc. (the "Fund") in connection with the sale of its shares of common stock (the "Shares"). You have asked us to furnish certain legal opinions in connection with the filing of a notice (the "Notice") under Rule
24f-2 of the Investment Company Act
of 1940, as amended (the "Act").

	For purposes of the opinion expressed
in this letter, we have examined the
Fund's Articles of Incorporation as
amended through the date hereof, the
resolutions of the Board of Directors
of the Fund and such other documents
and questions of law as we have deemed
necessary or advisable.  As to relevant
matters of fact, we have relied upon such documents as we deemed appropriate.

	Based on the foregoing, we are of the
opinion that when the 1,028,063 Shares
referred to in paragraphs 10 and 11
of the Notice were sold during the fiscal year ended December 31, 1995 in reliance upon registration pursuant to
Rule 24f-2 of the Act and in accordance
with the currently effective prospectus
of the Fund, the Shares were legally
issued, fully paid and non-assessable.

					Very truly yours,


					/s/ Rogers & Wells

cc:  Mark B. Goldfus